Exhibit 5.1

October 29, 2009

Humana Inc.

500 West Main Street

Louisville, KY 40202

Form S-8 Registration Statement –

Humana Retirement and Savings Plan

Humana Puerto Rico 1165(e) Retirement Plan

Ladies and Gentlemen:

I am Vice President and Deputy General Counsel for Humana Inc., a Delaware Corporation (the “Company”), and have been involved with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of Eight Million (8,000,000) shares of the common stock, par value $0.16 2/3 per share (the “Shares”) to be issued in connection with the Humana Retirement and Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan (collectively, the “Plans”).

I have examined and am familiar with the Restated Certificate of Incorporation and By-Laws of the Company, as amended, and the various corporate records and proceedings related to the organization of the Company and the proposed issuance of Shares. I have also examined such other documents as I have considered necessary for the purpose of this opinion.

Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Sincerely,

/s/ Kathleen Pellegrino

Kathleen Pellegrino
Vice President and Deputy General Counsel